Exhibit 5.1

March 11, 2024

Enveric Biosciences, Inc.

4851 Tamiami Trail N, Suite 200

Naples, FL 34103

Ladies and Gentlemen:

We have acted as counsel to Enveric Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the issuance of 228,690 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to (i) the Registration Statement on Form S-3 (File No. 333-257690) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the Securities Act”), on July 2, 2021, which became effective on July 9, 2021, the prospectus included therein dated July 2, 2021 (the “Base Prospectus”), and the prospectus supplement dated March 11, 2024, filed with the SEC pursuant to Rule 424(b) under the Securities Act on March 11, 2024 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”) and (ii) a common stock purchase agreement (the “Purchase Agreement”), dated March 8, 2024, between the Company and the investors set forth therein.

In connection with our opinions expressed below, we have examined such documents and such other information as we have deemed advisable or necessary for the purpose of rendering this opinion, including the following:

(i)	a copy of the Registration Statement and all exhibits thereto;

(ii)	a copy of the Prospectus and all exhibits thereto;

(iii)	a copy of the Purchase Agreement and all exhibits thereto;

(iv)	a copy of the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”);

(v)	a copy of the Company’s bylaws (the “Bylaws”);

(vi)	a copy of the unanimous written consent of the Board of Directors of the Company dated March 8, 2024; and

(vii)	such other corporate records of the Company as we have deemed necessary or appropriate for purposes of the opinions hereafter expressed.

March 11, 2024

As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deemed reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examinations, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

Based on the foregoing, we advise you that, in our opinion when the Shares to be issued by the Company are issued in accordance with the terms of the Purchase Agreement, the Shares will be duly authorized, validly issued, fully paid, and non-assessable.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Shares. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion is limited in all respects to matters arising under the law of the State of Delaware and federal law of the United States wherever applicable. This opinion is predicated solely upon laws and regulations in existence as of the current date, as they currently apply, and to the facts as they currently exist. We assume no obligation to revise or supplement this opinion should such matters change by legislative action, judicial decision or otherwise. With regard to Delaware law, this opinion is limited in all respects to matters arising under the Delaware General Corporation Law (the “DGCL”). Our review of matters arising under the DGCL has been limited to a review of the text of the DGCL as set forth at 8 Del C. chapter 1, which is stated to include all acts effective as of January 31, 2024, in each case without regard to any legislative history or judicial decisions or any rules, regulations, guidelines, releases or interpretations thereof or any other review of the laws of the State of Delaware. We assume that such publication accurately sets forth the provisions of the DGCL as in effect on the date hereof. We disclaim any obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise or any fact or circumstance changes that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinion expressed herein.

We hereby consent to the reference of our firm under the caption of “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

Dickinson Wright PLLC